UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 15, 2006

Columbia Equity Trust, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32536	20-1978579
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1750 H Street, N.W., Suite 500, Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(202) 303-3080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On March 15, 2006, Columbia Equity Trust, Inc. (the "Company") entered into a material definitive agreement (the "Chubb Building Purchase Agreement") with Armada/Hoffler Investment Properties, L.P., ("AHIP") to acquire a two-story, approximately 41,400 square foot office building (the "Chubb Building" or the "Property") located at 1741 Business Center Drive, Reston, Virginia for $11,575,000. The property is subject to a mortgage loan with an outstanding principal balance of approximately $7.4 million which bears interest at 8.28% and matures in February 2010.

The Company expects to fund the transaction with proceeds from its revolving line of credit and either the assumption of the existing mortgage financing or with new mortgage financing. The Chubb Building is currently 100% leased to an affiliate of the Chubb Corporation. The lease, prior to extension rights, expires in January 2015. The Property includes additional land for development in excess of 50,000 square feet. The purchase of the Chubb Building is subject to customary closing conditions, including the satisfactory completion by the Company of a due diligence review during its inspection periods.

The Company has committed to make a total deposit of $300,000 for the Chubb Building. If the Company does not terminate the Chubb Building Purchase Agreement on or before April 14, 2006, the deposit will be credited toward the purchase price of the Chubb Building at the time of closing. If the Company terminates the Chubb Building Purchase Agreement after April 14, 2006, but prior to closing, the escrow agent will release the deposit to AHIP, except in the event of a failure of a condition to closing or an uncured default by AHIP.

There are no material relationships between the Company and AHIP. The Company provides no assurance that it will complete the purchase of the Chubb Building.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Columbia Equity Trust, Inc.

March 16, 2006	By:	/s/ John A. Schissel

Name: John A. Schissel
Title: Chief Financial Officer